Exhibit 99.1

Coldwater Creek Announces Fiscal 2003 Fourth Quarter and Full-year Results

Sandpoint, Idaho, March 10, 2004—Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and twelve-month periods ended January 31, 2004, compared with the three- and twelve-month periods ended February 1, 2003.

Net income for the three-month period ended January 31, 2004, increased $2.6 million, or 69.9 percent, to $6.4 million, or $0.26 per diluted share, compared with net income of $3.8 million, or $0.16 per diluted share for the comparable three-month period ended February 1, 2003. Net sales in the fiscal 2003 fourth quarter decreased 3.1 percent to $168.8 million from $174.2 million in the fiscal 2002 fourth quarter.

Net income for the twelve-month period ended January 31, 2004, increased $4.6 million, or 58.6 percent, to $12.5 million, or $0.51 per diluted share, compared with net income of $7.9 million, or $0.33 per diluted share for the comparable twelve-month period ended February 1, 2003. Net sales in fiscal 2003 increased 3.5 percent to $518.8 million from $501.5 million in fiscal 2002.

“Our earnings were positively impacted by holiday sales activity that accelerated toward the end of the period, continued effective control of sales-related costs, and much better inventory management, which generated a higher percentage of full-price sales than last year,” said Dennis Pence, chairman and chief executive officer. “We have also increased our ability to forecast best-selling items, which reduced the need for high-discount clearance sales in January.”

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 49.0 percent to $66.4 million in the fiscal 2003 fourth quarter from $44.6 million in the fiscal 2002 fourth quarter. Retail Segment net sales represented 39.3 percent of the company’s total net sales in the fiscal 2003 fourth quarter, compared with 25.6 percent in the fiscal 2002 fourth quarter.

Net sales from the Retail Segment increased 45.0 percent to $194.6 million in fiscal 2003 from $134.2 million in fiscal 2002. Retail Segment net sales represented 37.5 percent of the company’s total net sales in fiscal 2003, compared with 26.8 percent in fiscal 2002.

The company operated 66 full-line retail stores at the end of fiscal 2003, compared with 41 full-line retail stores at the end of fiscal 2002.

Net sales from the Direct Segment, which encompasses the company’s catalog and e-commerce businesses, decreased 21.0 percent to $102.4 million in the fiscal 2003 fourth quarter from $129.7 million in the fiscal 2002 fourth quarter. Direct Segment net sales represented 60.7 percent of the company’s total net sales in the fiscal 2003 fourth quarter, compared with 74.4 percent in the fiscal 2002 fourth quarter.

“Direct sales showed a decrease of about 21 percent, against a planned catalog circulation decrease of more than 24 percent after taking into consideration the 11 million catalogs that we mailed in the last three days of our third quarter,” Pence said. “The reduction in our catalog mailings resulted in a decrease in selling, general and administrative expenses compared with the prior year.”

Net sales from the Direct Segment decreased 11.7 percent to $324.2 million in fiscal 2003 from $367.2 million in fiscal 2002. Direct Segment net sales represented 62.5 percent of the company’s total net sales in fiscal 2003, compared with 73.2 percent in fiscal 2002.

Catalog net sales decreased 32.6 percent to $52.8 million in the fiscal 2003 fourth quarter from $78.3 million in the fiscal 2002 fourth quarter. Catalog net sales represented 51.5 percent of the Direct Segment’s net sales in the fiscal 2003 fourth quarter, compared with 60.4 percent in the fiscal 2002 fourth quarter. Catalog net sales represented 31.3 percent of the company’s total net sales in the fiscal 2003 fourth quarter, compared with 44.9 percent in the fiscal 2002 fourth quarter.

Catalog net sales decreased 17.1 percent to $175.9 million in fiscal 2003 from $212.1 million in fiscal 2002. Catalog net sales represented 54.3 percent of the Direct Segment’s net sales in fiscal 2003, compared with 57.8 percent in fiscal 2002. Catalog net sales represented 33.9 percent of the company’s total net sales in fiscal 2003, compared with 42.3 percent in fiscal 2002.

E-commerce net sales decreased 3.4 percent to $49.7 million in the fiscal 2003 fourth quarter from $51.4 million in the fiscal 2002 fourth quarter. E-commerce net sales represented 48.5 percent of the Direct Segment’s net sales in the fiscal 2003 fourth quarter, compared with 39.6 percent in the fiscal 2002 fourth quarter. E-commerce net sales represented 29.4 percent of the company’s total net sales in the fiscal 2003 fourth quarter, compared with 29.5 percent in the fiscal 2002 fourth quarter.

E-commerce net sales decreased 4.4 percent to $148.3 million in fiscal 2003 from $155.1 million in fiscal 2002. E-commerce net sales represented 45.7 percent of the Direct Segment’s net sales in fiscal 2003, compared with 42.2 percent in fiscal 2002. E-commerce net sales represented 28.6 percent of the company’s total net sales in fiscal 2003, compared with 30.9 percent in fiscal 2002.

Gross profit for the fiscal 2003 fourth quarter was $66.1 million, or 39.1 percent of net sales, compared with $63.5 million, or 36.5 percent of net sales, for the fiscal 2002 fourth quarter. The improvement in gross profit dollars and rate was primarily due to significantly improved merchandise margins on clearance sales and to improved merchandise margins on full-price retail store sales. Partially offsetting these positive impacts were diminished merchandise margins on full-price catalog and e-commerce sales.

Selling, general and administrative expenses for the fiscal 2003 fourth quarter were $55.3 million, or 32.8 percent of net sales, compared with $57.4 million, or 32.9 percent of net sales, for the fiscal 2002 fourth quarter.

Selling, general and administrative expenses were positively impacted primarily by significantly reduced catalog related expenses due to the mailing of 23.0 million, or 47.2 percent, fewer catalogs in the fiscal 2003 fourth quarter than in the fiscal 2002 fourth quarter. However, as discussed in the company’s fiscal 2003 third quarter earnings release, the first Holiday book, which totaled approximately 11.0 million catalogs, was mailed to customers three days before the end of the fiscal 2003 third quarter. The majority of the costs and sales related to that Holiday book were realized in the fiscal 2003 fourth quarter, which partially offset the positive selling, general and administrative expense impact of mailing fewer catalogs in the fourth quarter.

The selling, general and administrative expense rate was positively impacted by an increase in the ratio of catalog mailings to proprietary customers versus prospective customers. The company realizes increased average order dollars and response rates to catalog mailings to proprietary customers compared with catalog mailings to prospective customers. Partially offsetting this positive impact were increased personnel costs associated with the company’s retail expansion.

“Our more focused approach to circulation is part of management’s overall strategy to have more prospective customers coming through the retail channel than from catalog mailings,” Pence said.

Income from operations for the fiscal 2003 fourth quarter was $10.7 million, or 6.4 percent of net sales, compared with income from operations of $6.2 million, or 3.6 percent of net sales, for the fiscal 2002 fourth quarter.

At the end of fiscal 2003 the company had no short- or long-term debt and a cash position of $45.8 million compared with $26.6 million at the end of fiscal 2002. The company’s working capital increased to $50.7 million at the end of fiscal 2003 from $37.4 million at the end fiscal 2002. Inventory decreased $7.0 million, or 11.7 percent, to $52.7 million in fiscal 2003 from $59.7 million in fiscal 2002. This decrease occurred at the same time the company added 25 full-line retail stores since the end of fiscal 2002, which represented a 42.7 percent increase in full-line retail store square footage.

Company Outlook:

The following information contains forward-looking statements regarding Coldwater Creek’s financial performance, catalog circulation, retail mailings, store openings and capital expenditures. These statements are based on current expectations and Coldwater Creek assumes no obligation to update any forward-looking information contained in this press release.

The company projects earnings per diluted share for fiscal 2004 to range from $0.60 to $0.65. The company projects earnings per diluted share to range from $0.09 to $0.10 for the first quarter, a loss per share of ($0.04) to ($0.03) for the second quarter, third quarter earnings per diluted share in the range of $0.24 to $0.25, and fourth quarter earnings per diluted share in the range of $0.31 to $0.33.

The company projects net sales for fiscal 2004 to be in the range of $559 to $571 million. The company projects net sales to be in the range of $115 to $118 million in the first quarter, $105 to $108 million in the second quarter, $147 to $150 million in the third quarter, and $192 to $195 million in the fourth quarter. The company projects that its Retail and Direct segments each will represent approximately 50 percent of net sales for fiscal 2004.

The company projects catalog circulation for fiscal 2004 to total approximately 102 million catalogs, a decrease of approximately 14 percent compared with fiscal 2003. At the same time, the company projects retail mailings, used as a tool to promote its retail stores, will total approximately 3.4 million for fiscal 2004, an increase of 154 percent compared with fiscal 2003.

The company plans to open approximately 45 Coldwater Creek retail stores during fiscal 2004, an increase of over 68 percent from the 66 stores open at the end of fiscal 2003.

Capital expenditures for fiscal 2004 are projected to be approximately $40 million, of which, approximately $30 million will be related to new retail stores and store-related costs.

As previously announced, Coldwater Creek will host a conference call on Wednesday, March 10, 2004 at 4:45 p.m. (Eastern) to discuss fiscal 2003 fourth quarter and full-year results. To listen to the live Web cast, log on to http://www.firstcallevents.com/service/ajwz401132794gf12.html. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, March 17, 2004. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “144674”. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003 (a)	January 31, 2004	February 1, 2003 (a)
Statements of Operations:
Net sales	$168,834	$174,239	$518,844	$501,454
Cost of sales	102,753	110,692	316,026	302,366

Gross profit	66,081	63,547	202,818	199,088
Selling, general and administrative expenses	55,336	57,358	182,210	186,079

Income from operations	10,745	6,189	20,608	13,009
Interest, net, and other	33	215	(93)	169

Income before income taxes	10,778	6,404	20,515	13,178
Income tax provision	4,394	2,647	8,037	5,310

Net income	$6,384	$3,757	$12,478	$7,868

Net income per share—Basic (b)	$0.26	$0.16	$0.52	$0.33

Weighted average shares outstanding—Basic (b)	24,162	23,945	24,074	23,887
Net income per share—Diluted (b)	$0.26	$0.16	$0.51	$0.33

Weighted average shares outstanding—Diluted (b)	24,701	24,073	24,407	24,086

Supplemental Data:
	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Operating Statistics:
Catalogs mailed	25,667	48,636	117,784	145,370
Active customers (c)			2,601	2,604
Full-line retail store count			66	41
Resort store count			2	2
Outlet store count			16	14
Full-line retail store square footage			421	295

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Channel Net Sales:
Catalog	$52,774	$78,266	$175,912	$212,147
Internet	49,660	51,417	148,308	155,061
Retail	66,400	44,556	194,624	134,246

Total	$168,834	$174,239	$518,844	$501,454

Note (a):	The amounts for the three- and twelve-months ended February 1, 2003 reflect the recasting of the fiscal periods as a result of the Company changing its fiscal year-end from the Saturday nearest to February 28th to the Saturday nearest to January 31st, effective February 1, 2003.
Note (b):	The above weighted average shares outstanding and net income per share amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.
Note (c):	An “active” customer is defined as a customer who has purchased merchandise from the Company via any of its three sales channels during the preceding twelve months and provided identifying information.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	January 31,	February 1,
	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$45,754	$26,630
Receivables	11,155	6,112
Inventories	52,701	59,686
Prepaid and other	5,797	4,409
Prepaid and deferred catalog costs	4,219	7,133
Deferred income taxes	—	1,915

Total current assets	119,626	105,885

Property and equipment, net	92,232	81,214
Other	497	548

Total assets	$212,355	$187,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	40,553	44,600
Accrued liabilities	24,246	20,270
Income taxes payable	4,089	3,650

Total current liabilities	68,888	68,520

Deferred income taxes	3,844	1,631
Deferred rents	19,826	11,533

Total liabilities	92,558	81,684

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 24,166,201 and 24,173,117 shares issued, respectively (a)	242	242
Additional paid-in capital	47,927	51,286
Treasury shares, at cost, 209,100 shares (b)	—	(4,715)
Retained earnings (a)	71,628	59,150

Total stockholders’ equity	119,797	105,963

Total liabilities and stockholders’ equity	$212,355	$187,647

Note (a):	The above common stock issued and retained earnings amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.
Note (b):	On July 25, 2003, the Company retired the 209,100 shares held as treasury shares.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended
	January 31,	February 1,
	2004	2003
OPERATING ACTIVITIES:
Net income	$12,478	$7,868
Non cash items:
Depreciation and amortization	16,942	15,131
Deferred rent amortization	(1,339)	(451)
Deferred income taxes	4,146	1,096
Tax benefit from exercises of stock options	293	529
Contributed services	—	228
Loss on asset disposition	55	813
Net change in current assets and liabilities:
Receivables	(5,043)	221
Inventories	6,985	6,569
Prepaid and other	(1,121)	(363)
Prepaid and deferred catalog costs	2,914	(753)
Accounts payable	(4,047)	861
Accrued liabilities	2,424	3,962
Income taxes payable	439	2,845
Deferred rents	10,932	5,515

Net cash provided by operating activities	46,058	44,071

INVESTING ACTIVITIES:
Purchase of property and equipment	(27,539)	(20,343)
Repayments of executive loans	200	437

Net cash used in investing activities	(27,339)	(19,906)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	922	1,154
Other financing costs	(517)	(53)

Net cash provided by financing activities	405	1,101

Net increase in cash and cash equivalents	19,124	25,266
Cash and cash equivalents, beginning	26,630	1,364

Cash and cash equivalents, ending	$45,754	$26,630

NON-CASH FINANCING ACTIVITY
Issuance of shares under employee stock purchase plan	$141	$—
Retirement of treasury shares	4,715	—

SUPPLEMENTAL CASH FLOW DATA:
Cash paid for interest and fees	$122	$3
Cash paid for income taxes	4,242	1,113